Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The iShares® 20+ Year Treasury Bond ETF (Ticker: TLT) Underlying: August 30, 2024 Pricing date: September 2, 2025, August 31, 2026 and August 30, 2027 (the “final valuation date”) Valuation dates: September 2, 2027 Maturity date: If, on any valuation date prior to the final valuation date, the closing value of the underlying is greater than or equal to the initial underlying value, the notes will be automatically redeemed for $1,000 plus the premium applicable to that valuation date. Automatic early redemption: 17332MN91 / US17332MN915 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the final valuation date Final underlying value: 8.25% of the stated principal amount per annum Premium: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the initial underlying value: $1,000 All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled prior to maturity): $1,000 per note Stated principal amount: Preliminary Pricing Supplement dated August 14, 2024 Pricing supplement: Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Market - Linked Notes Linked to TLT Hypothetical Payment at Early Redemption Premium Valuation Date $1,082.50 $1,165.00 8.25% 16.50% September 2, 2025 August 31, 2026 If, on any valuation date prior to the final valuation date, the closing value of the underlying is not greater than or equal to the initial underlying value, then the notes will not be automatically redeemed prior to maturity and you will not receive a premium. Hypothetical Payment at Early Redemption Hypothetical Payment at Maturity* * If not automatically redeemed prior to maturity

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the notes . • The notes do not pay interest. • Your potential return on the notes is limited to the applicable premium payable upon automatic early redemption or at maturity. • The notes may be automatically redeemed prior to maturity, limiting the term of the notes. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms . • The performance of the notes will depend on the closing values of the underlying solely on the valuation dates, which makes the notes particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. • You will not receive dividends or have any other rights with respect to the underlying. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The iShares® 20+ Year Treasury Bond ETF is subject to significant risks, including interest rate - related and credit - related risks. • Our offering of the notes is not a recommendation of the underlying. • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement. • The notes will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • The notes may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of the underlying. • The value and performance of the underlying shares of the underlying may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. • Changes that affect the underlying may affect the value of your notes. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.